Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Updates Interest Expense and Share Count Guidance

after Successful Senior Bank Facility Prepayment and Share Repurchase

PHOENIX, Ariz. – Dec. 18, 2006 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has successfully prepaid approximately $199 million of its senior secured credit facility, bringing the balance down to approximately $200 million and repurchased approximately $230 million of common stock in privately-negotiated transactions, or approximately 30.7 million shares. The prepayment of a portion of its senior secured credit facility as well as the repurchase of common stock was financed through proceeds from its 2.625% $440 million convertible senior subordinated notes offering due in December of 2026 that closed December 15, 2006. The $44 million overallotment option was exercised by the initial purchasers and the company received approximately $471 million of net proceeds associated with the offering. Net proceeds not used to repay the senior secured credit facility or to repurchase shares will be used for general corporate purposes.

Since the transactions closed late in the December quarter, the company anticipates that the net interest expense benefit and share count reduction will have minimal impact to fourth quarter 2006 results. For calendar year 2007, however, the company currently anticipates that its net interest expense will be reduced from its current run rate by approximately 30 percent to approximately $28 million. The company also anticipates it will begin 2007 with a fully diluted share count of approximately 305 million shares based on the current stock price, which takes into account the 30.7 million shares repurchased as part of the transactions. The company also anticipates it will begin 2007 with over $250 million of cash, cash equivalents and short term investments if no further shares repurchases are made during the fourth quarter.

“We are excited by our recent series of transactions that have enabled the company to repurchase approximately 9 percent of its common stock outstanding, lower the overall cost of its debt and continue to push out its overall debt amortization. We believe the company is in a position to continue generating strong free cash flow and we will continue looking at other opportunities to improve shareholder value,” said Donald Colvin, ON Semiconductor executive vice president and CFO.

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ON Semiconductor Updates Interest Expense and Share Count Guidance after Successful Senior

Bank Facility Prepayment and Share Repurchase

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This announcement is neither an offer to sell nor a solicitation of an offer to buy securities. The notes offering referred to in this press release was conducted through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration under the Securities Act or an applicable exemption from registration requirements.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the 2007 estimated share count, net interest expense, 2007 beginning cash, cash equivalents and short term investments and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.